UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 8, 2006

DIGITAL INSIGHT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-27459	77-0493142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26025 Mureau Road

Calabasas, California 91302

(Address of principal executive offices, including zip code)

(818) 871-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Adoption of 2006 Management Incentive Plan

On February 8, 2006, the Board of Directors (the “Board”) of Digital Insight Corporation (the “Company”) and the Compensation Committee of the Board (the “Compensation Committee”) adopted the 2006 Digital Insight Management Incentive Plan (the “Incentive Plan”). The Incentive Plan, which became effective as of January 1, 2006, will remain in effect through December 31, 2006, subject to revocation or modification by the Chief Executive Officer or the Board. All of the Company’s full-time employees in management roles at the Executive Vice President level and below are eligible to participate in the Incentive Plan.

Under the Incentive Plan, bonuses will only be paid if the Company achieves certain threshold levels of Operating Income and Revenue (the “Financial Objectives”). If the Company achieves the required threshold level of the Financial Objectives, individual bonuses will be calculated based on three factors: (1) the participant’s bonus target, generally expressed as a percentage of base salary, (2) the level of the Company’s achievement of the Financial Objectives, and (3) the participant’s individual performance in achieving pre-established personal goals. Bonuses for Executive Vice Presidents and Senior Vice Presidents will be calculated and awarded on an annual basis, subject to the review of the Compensation Committee. Bonuses for Vice Presidents and below will be calculated and paid partially on a quarterly basis and partially on an annual basis.

Adoption of Executive Stock Ownership Program

On February 8, 2006, the Board and the Compensation Committee also adopted the Digital Insight Corporation Executive Stock Ownership Program (the “Program”). The Program applies to the Company’s officers at the Senior Vice President level and above (each, a “Senior Executive”) and is intended to encourage and facilitate stock ownership among the Company’s Senior Executives. The Program consists of two components: (1) Stock Ownership Guidelines (the “Guidelines”), and (2) the Executive Stock Purchase Matching Program (the “Matching Program”).

Under the Guidelines, Senior Executives are encouraged to acquire and maintain a target level of ownership of Company common stock. The Chief Executive Officer is encouraged to own 65,000 shares of Company common stock (which currently approximates a value of 5 times his base salary), each Executive Vice President is encouraged to own 18,000 shares of Company common stock (which currently approximates a value of 2 times his or her base salary) and each Senior Vice President is encouraged to own 11,000 shares of Company common stock (which currently approximates a value of 1.5 times his or her base salary). Senior Executives are encouraged to work toward achieving the specified levels of ownership by February 8, 2011 and for Senior Executives appointed after the effective date of the Program, within five years after becoming subject to the Guidelines. Once a Senior Executive has achieved the target level of stock ownership, he or she is encouraged to maintain at least that level of ownership for the duration of his or her tenure with the Company.

Under the Matching Program, the Company will grant each Senior Executive a matching award of restricted shares of Company common stock in an amount equal to one restricted share for every two shares of Company common stock that the Senior Executive acquires pursuant to an eligible purchase or acquisition, subject to an annual limit on the number of restricted shares that may be granted to each Senior Executive. Restricted shares granted under the Matching Program vest as to 100% of the shares subject to the award upon the three year anniversary of grant, subject to continued employment during the vesting period. Notwithstanding the foregoing, upon a termination of employment as a result of a Senior Executive’s death, disability, termination by the Company without “cause” or termination by the Senior Executive for “good reason,” unvested restricted shares will vest on a pro-rata basis. In addition, if during the course of the three year vesting period the Senior Executive sells any of the shares of Company common stock with respect to which a matching award was made, the sale will cause a forfeiture of one restricted share for every two such shares that are sold by the Senior Executive.

The Compensation Committee will generally grant matching awards at the first meeting of the Compensation Committee that follows the qualifying acquisition or purchase by the Senior Executive. The shares of Company common stock issued to Senior Executives under the Matching Program will be granted under the Digital Insight Corporation 1999 Stock Plan, as amended, or any successor thereto, subject to availability of shares of Company common stock for issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL INSIGHT CORPORATION

Date: February 8, 2006	By:	Tae J. Rhee

/s/ Tae J. Rhee
Vice President & General Counsel

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